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                Securities and Exchange Commission
                      Washington, D.C. 20549



                             FORM 8-K




                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934




                         August 26, 1998
         Date of report (Date of earliest event reported)




                          CV Reit, Inc.
      (Exact name of registrant as specified in its charter)


   Delaware                  1-8073                 59-0950354
(State or other      (Commission File Number)    (I.R.S. Employer
 jurisdiction of                                  Identification
 incorporation)                                    Number)




      100 Century Boulevard, West Palm Beach, Florida 33417
         (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code (561) 640-3155




   Former name or former address, if changed since last report)

                        Page 1 of 5 pages
                 Exhibit Index appears on page 5


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Item 5.  Other Events.

Registrant hereby provides the following description of its capital stock in connection with Registrant's registration statement on Form S-8 with respect to Registrant's Non-Employee Director 1998 Stock Option Plan. The authorized capital stock of Registrant consists of shares of common stock, par value $.01 per share ("Common Stock"). This description does not purport to be complete and is subject in all respects to applicable Delaware law and the provisions of Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, which are included herein by reference as exhibits.

The interest of each holder of a share of Common Stock is to be evidenced by a certificate or certificates in such form as Registrant's board of directors may from time to time prescribe. The holders of shares of Common Stock are entitled to one vote for each share of such stock held of record by each such holder. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy. Holders of record of a majority of shares of Common Stock entitled to be voted present in person or by proxy at a meeting of stockholders constitute a quorum for the transaction of business at the meeting. Holders of record of 40% of the Common Stock may request a special meeting of stockholders to consider a matter or matters appropriate for action at such a meeting provided that such holders would be entitled to vote on such matter or matters if the meeting were held on the day such request was received and the record date for such meeting was the close of business on the preceding day.

The Common Stock has no preemptive, conversion or redemption rights and is not subject to further calls or assessments by Registrant. In the event of the liquidation, dissolution or winding up of Registrant, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

The holders of Common Stock are entitled to receive such dividends as may be declared by Registrant's board of directors out of funds legally available for such purpose. Through and including December 31, 2002, the affirmative vote of 75% of Registrant's entire board of directors present at a meeting is required to reduce the rate of Registrant's quarterly dividend below $0.29 per share of Common Stock, unless such reduction is a direct result of a material default under certain debt obligations owed to Registrant (listed on schedule A to Registrant's amended and restated certificate of incorporation) which default remains uncured for 30 days after Registrant gives notice of such default to Hilcoast Development Corp. and which default is determined in good faith by a majority vote of Registrant's entire board to have substantially adversely affected Registrant's ability to pay such quarterly dividend for such period as the board determines the adverse condition shall continue. Through and including December 31, 2002, Registrant may not acquire any interest in real property unless Registrant's board of directors shall have adopted a resolution by affirmative vote of at least a majority of the entire board stating that the board, after due investigation, does not believe that the acquisition would adversely affect Registrant's regular quarterly dividend or cause a decrease in the amount thereof below $0.29 per share of Common Stock in the five years immediately following such acquisition.

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Holders of Common Stock do not have cumulative voting rights and therefore the holders of record of a majority of the issued and outstanding shares of Common Stock voting for the election of directors may elect all of Registrant's directors. In such event, the holders of the remaining shares will not be able to elect any directors. Except as provided by law, any one or more members of Registrant's board of directors may be removed, but only for cause, by the vote of the holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote for the election of directors at a special meeting of the stockholders called for such purpose. Holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote also have the power to adopt, amend or repeal Registrant's by-laws at a meeting of stockholders duly held.

If at any time Registrant's board of directors in good faith concludes that direct or indirect ownership of shares of Common Stock has or may become concentrated to an extent that would cause Registrant to fail to qualify or be disqualified as a real estate investment trust by virtue of applicable provisions of the Internal Revenue Code, the board of directors has the power to call for the purchase from any stockholder of such number of shares of Common Stock sufficient in the opinion of the board to maintain or bring the direct or indirect ownership of such shares into conformity with the requirements of such provisions of the Internal Revenue Code.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

     (4)  Registrant's Amended and Restated Certificate of
          Incorporation (incorporated by reference to appendix C to Registrant's proxy statement filed on November 11, 1997)

          Registrant's Amended and Restated By-Laws (incorporated by reference to appendix D to Registrant's proxy statement filed on November 11, 1997)



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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CV REIT, INC.



Date:  August 26, 1998                  By:  /s/ Elaine Hauff
                                        Elaine Hauff, Vice
                                        President and Treasurer


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                          EXHIBIT INDEX


Registrant's Amended and Restated Certificate of Incorporation
(incorporated by reference to appendix C to Registrant's proxy statement filed on November 11, 1997)

Registrant's Amended and Restated By-Laws
(incorporated by reference to appendix D to Registrant's proxy statement filed on November 11, 1997)